Exhibit 99.1

Ocwen Financial Corporation®

OCWEN FINANCIAL ANNOUNCES AGREEMENT WITH REVERSE MORTGAGE SOLUTIONS TO ACQUIRE REVERSE MORTGAGE SERVICING PLATFORM

West Palm Beach, FL – (June 18, 2021) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, today announced that its wholly-owned subsidiary, PHH Mortgage Corporation (“PHH”), has entered into an agreement with Reverse Mortgage Solutions, Inc. (“RMS”) and its parent, Mortgage Assets Management, LLC (“MAM”), to acquire substantially all of the operations, assets and employees of the RMS reverse mortgage servicing platform. MAM is a subsidiary of investment funds managed by Waterfall Asset Management, LLC (“Waterfall”). The Company will also acquire all of the outstanding equity interests in the RMS Real Estate Owned business, REO Management Solutions, LLC (“REO”).

Under the terms of the agreement, subservicing contracts for the reverse residential mortgages currently subserviced by RMS would be assigned to PHH. As of March 31, 2021, RMS serviced approximately 35,000 reverse mortgages, or approximately $7.8 billion in unpaid principal balance. As part of the transaction, PHH expects to assume the vast majority of the RMS reverse servicing and REO employees and PHH will become the subservicer under a five-year subservicing agreement for reverse mortgages owned by RMS and MAM.

The aggregate purchase price is estimated to be approximately $12.4 million and will be subject to certain post-closing adjustments. The transaction is expected to close in the third quarter of 2021, subject to appropriate regulatory approvals and other customary closing conditions.

Glen A. Messina, President and CEO of Ocwen, said, “We are very pleased to announce the proposed acquisition of the RMS reverse mortgage servicing and REO platforms. The acquisition is expected to double our reverse servicing/subservicing portfolio and will provide us with a high-quality reverse servicing platform, experienced people and customized reverse technology. In addition to our current relationship with Waterfall across the reverse mortgage product spectrum, we are excited and honored to broaden our partnership with them through the long-term subservicing agreement and to support their asset growth and investment objectives in the reverse mortgage industry.”

Messina added, “Our Liberty Reverse Mortgage platform is one of the premier reverse mortgage lenders in the industry, and we believe this transaction complements our existing capabilities and further solidifies our leadership position. We look forward to closing this transaction, welcoming the RMS team, clients and customers to the Ocwen/PHH family, and continuing our long-term partnership with Waterfall.”

About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices in the United States and the U.S. Virgin Islands and operations in India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.ocwen.com).

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology and include statements regarding, among other things, the expected closing of the transaction and the Company’s expectations regarding the benefits to be achieved as a result of the transaction. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, PHH’s ability to close the announced transaction with RMS, including the ability to obtain the necessary regulatory approvals and satisfy other customary closing conditions under the agreement with RMS and MAM; the Company’s ability to integrate the acquired mortgage servicing business and RMS and REO employees with the Company’s existing operations and to achieve the expected benefits from the transaction; the Company’s ability to close other recently announced bulk mortgage servicing right (“MSR”) acquisitions, including the ability to obtain regulatory approvals, enter into definitive financing arrangements, and satisfy closing conditions, and the timing for doing so; the Company’s ability to meet its 2021 new servicing targets; uncertainty relating to the continuing impacts of the COVID-19 pandemic, including with respect to the response of the U.S. government, state governments, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac, and together with Fannie Mae, the GSEs), the Government National Mortgage Association (Ginnie Mae) and regulators; the potential for ongoing COVID-19 related disruption in the financial markets and in commercial activity generally, increased unemployment, and other financial difficulties facing the Company’s borrowers; the adequacy of the Company’s financial resources, including its sources of liquidity and ability to sell, fund and recover servicing advances, forward and reverse whole loans, and Home Equity Conversion Mortgage and forward loan buyouts and put backs, as well as repay, renew and extend borrowings, borrow additional amounts as and when required, meet its MSR or other asset investment objectives and comply with its debt agreements, including the financial and other covenants contained in them; increased servicing costs based on increased borrower delinquency levels or other factors; as well as other risks and uncertainties detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2020 and current and quarterly reports since such date. Forward-looking statements speak only as of the date they are made and, Ocwen disclaims any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
June Campbell	Dico Akseraylian
T: (856) 917-3190	T: (856) 917-0066
E: shareholderrelations@ocwen.com	E: mediarelations@ocwen.com

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